Exhibit 6.2

INDEPENDENT CONSULTING AGREEMENT

AGREEMENT made this 20th day of May 2021 by and between Maverick Energy Group, LTD.(“Company”) having its principal place of business at 135 Jenkins Street South Suite 105B #356, St Augustine, FL 32086 and Jason Lacewell (“Consultant”) having its principal place of business at 5020 Whispering Streams Court, Fort Worth, Texas 76179 and collectively as the “Parties”.

WHEREAS, the Company desires to engage Consultant to assist the Company in a production engineering capacity identifying and vetting promising targeted wells and fields to acquire and develop while overseeing and consulting all aspects of well drilling and field development. Consultant will act as an independent contractor and not as an employee.

WHEREAS, Consultant desires to consult with the Board of Directors, Advisors and Officers of the Company and is willing to accept such engagement on the terms set forth in this Agreement. Now therefore, in consideration of the foregoing recitals and the mutual covenants and obligations contained in this Agreement, including the payment of good and valuable consideration contained herein, the parties agree as follows:

1. Term. The respective duties and obligations of the contracting parties shall commence on the date hereof and continue for a period of six months.

2. Services. Consultant shall be available to consult with the Board of Directors, Advisors and Officers of the Company at upon reasonable notice and at agreed upon times. Services shall include:

a.	Advise and bring to the Company potential acquisitions, mergers, joint ventures, and other corporate business opportunities within the scope of the Company’s business model.
b.	Provide consultants engineering expertise in evaluating all aspects of wells and fields that the Company may acquire, develop and operate.
c.	Provide Production Engineering expertise and services for all drilling, completion and field operations.
d.	Consultant may serve in acting positions for the company, and it is understood these positions such as VP Engineering, are only in a consulting capacity. It is understood that the Consultant will act in these positions with the sole compensation as stated herein and Consultant is at no time authorized to bind or commit the company in any manner without written authorization from the Company.

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The Consultant shall devote twenty-five (25) hours per week to the performance of the Services as directed by the Company. The Company recognizes that the Consultant has and will continue to have other clients and agrees that this engagement is non-exclusive. The Company acknowledges that Consultant’s services are offered on a good faith basis, and Consultant has not and cannot provide a guarantee of results. The Company shall provide all due diligence information requested and execute all legal and corporate documents in a timely manner.

3. Confidentiality. Unless otherwise agreed, the Parties hereby agree to keep completely confidential between themselves and Third Parties to whom they are introduced, all information, names and other details which they are provided by the other Party as a result of this Agreement. The Company and/or Consultant has or will have access to and may obtain specialized knowledge, trade secrets and confidential information (but not necessarily “insider” information) about the Company’s and/or Consultant’s operations. Therefore, Company and Consultant agree not to disclose Confidential Information. The Consultant shall not disclose any non-public, confidential, or proprietary information.

4. Liability. With regard to the services to be performed by the Consultant pursuant to the terms of this agreement, the Consultant shall not be liable to the Company, or to anyone who may claim any right due to any relationship with the Company, for any acts or omissions in the performance of services on the part of the Consultant or on the part of the agents or employees of the Consultant, except when said acts or omissions of the Consultant are due to willful misconduct or gross negligence. The Company shall hold the Consultant free and harmless from any obligations, costs, claims, judgments, attorneys’ fees, and attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this agreement or in any way connected with the rendering of services, except when the same shall arise due to the willful misconduct or gross negligence of the Consultant. The obligations of the Consultant described in this Agreement consist solely of the furnishing of information and advice to the Company in the form of suggestions and services. In no event shall Consultant be required to act in behalf of, or as an agent for, or represent or make management decisions for the Company, nor shall Consultant do so. All final decisions with respect to acts and omissions of the Company or any affiliates and subsidiaries, shall be solely those of the Company or such affiliates and subsidiaries, and Consultant shall under no circumstances be liable for any direct or indirect expense incurred, or loss suffered, by the Company, its shareholders, or any other entity or party as a consequence of such acts or omissions, and Company shall so indemnify Consultant from any and all such expense and liability.

5. Indemnity by the Company. The Company shall protect, defend, indemnify and hold Consultant harmless from and against an losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, cost and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (a) the suggestions and advice provided by Consultant pursuant to this Agreement, (b) the inaccuracy, non-fulfillment or breach of any representation warranty, covenant or agreement made by the Company; or (c) any legal action, including any counterclaim, representation, warranty, covenant or agreement made by the Company or any third party; (d) negligent or willful misconduct, occurring during the term hereof, or thereafter, with respect to any decisions made by the Company; or (e) any action by third parties.

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6. Compensation. The Company shall pay the Consultant a retainer of Six Thousand ($6,000.00) per month during term of this agreement. The Term of this Agreement is for a period of six (6) months. In Addition, Consultant shall be issued, effective as of the date first written above, twenty-five thousand (25,000) shares of restricted common stock at a stated value of $0.20 cents per share each month that Consultant continues to serve under the terms of this Consulting Agreement. Consultant may designate another entity to be issued Consultants shares with the approval of the Company, who’s approval shall not be unreasonably withheld. Consultant or designee and such shares shall have “piggyback” registration rights in any future registration by Company.

Consultant may present all pre-approved expenses for payment by the Company once per month. Expenses should be presented to the Company for payment no later than the fifth day (5th) day for each preceding month. Pre-approved expenses will include, but not limited to, travel, vehicle fuel, meals, lodging and all other incidentals while in the performance of consulting services to the Company.

Consultant shall be paid a “Day Rate” of seven hundred fifty ($750.00) per day when performing Consultant’s duties of conducting and overseeing field operations as directed by the Company.

7. Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof. For that purpose, the parties hereto consent to the jurisdiction and venue of an appropriate court located in St. Johns County, FL. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party’s reasonable attorney’s fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 20th day of May 2021.

/s/ Jason L. Lacewell
Jason L. Lacewell
An Individual

/s/ James W. McCabe
James W. McCabe
President and CEO
Maverick Energy Group, LTD

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